                                                                       EXHIBIT 5


                                                       July 13, 1999



Pharmacia & Upjohn, Inc.,
  95 Corporate Drive,
    Bridgewater, New Jersey 08807.

Dear Sirs:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of (i) debt securities ("Debt Securities"), (ii) debt warrants ("Debt Warrants"), (iii) preferred stock ("Preferred Stock") and (iv) common stock ("Common Stock", and collectively with the Debt Securities, Debt Warrants and Preferred Stock, the "Securities") of Pharmacia & Upjohn, Inc., a Delaware corporation (the "Company"), with an aggregate initial public offering price of up to $1,000,000,000, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion:

Pharmacia & Upjohn, Inc.                                                     -2-



                  (1) With respect to the Debt Securities, when the Registration Statement has become effective under the Act, the Indenture relating to the Debt Securities has been duly authorized, executed and delivered, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (2) With respect to the Debt Warrants, when the Registration Statement has become effective under the

Pharmacia & Upjohn, Inc.                                                     -3-



         Act, the Debt Warrant Agreements relating to the Debt Warrants have been duly authorized, executed and delivered, the terms of the Debt Warrants and of their issuance and sale have been duly established in conformity with the applicable Debt Warrant Agreements so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Warrants have been duly executed and authenticated in accordance with the applicable Debt Warrant Agreements and issued and sold as contemplated in the Registration Statement, the Debt Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (3) With respect to the Preferred Stock, when the Registration Statement has become effective under the Act, a certificate of designations with respect to the

Pharmacia & Upjohn, Inc.                                                     -4-



         Preferred Stock has been duly filed with the Secretary of State of the State of Delaware, the terms of the Preferred Stock and of their issue and sale have been duly established in conformity with the Company's restated certificate of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, the Preferred Stock will be validly issued, fully paid and nonassessable.

                  (4) With respect to the Common Stock, when the Registration Statement has become effective under the Act, the terms of the sale of the Common Stock have been duly established in conformity with the Company's restated certificate of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body

Pharmacia & Upjohn, Inc.                                                     -5-



         having jurisdiction over the Company, and the Common Stock has been duly issued and sold as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

                  We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under
Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

Pharmacia & Upjohn, Inc.                                                     -6-


                  The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                Very truly yours,



                                                /s/ SULLIVAN & CROMWELL